Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is made as of the 16th day of September, 2008 by and between Chen Schor (the “Executive”) and EPIX Pharmaceuticals, Inc. (the “Employer”).
     WHEREAS, the Executive and the Employer entered into an Employment Agreement as of June 16, 2008 (the “Original Agreement”);
     WHEREAS, the parties desire to amend certain provisions of the Original Agreement in accordance with Section 16 thereof.
     NOW, THEREFORE, the Executive and the Employer, each intending to be legally bound hereby, do mutually covenant and agree as follows:
     1. Section 4 of the Original Agreement is hereby amended by adding the following new subsection (g) immediately after subsection (f) thereof:
          “g. Retention Bonus Plan. If the Executive remains employed by the Employer for a certain period of time and/or until the occurrence of certain events, as specified below, the Executive will be entitled to certain distributions of the Employer’s common stock and certain monetary payments as specified below (collectively the “Retention Bonus Payments”) provided that the Executive fully satisfies each of the Retention Bonus Requirements set forth below.
•	Provided that the Executive remains an active, full-time employee of the Employer from the date of this Agreement as amended through December 31, 2008, the Employer shall grant the Executive a bonus in the form of fully vested shares of the Employer’s common stock with a fair market value equal to 25% of the Executive’s gross annual base salary as of December 31, 2008. The Employer intends to meet its minimum tax withholding obligation by withholding from shares of the Employer’s common stock to be issued to the Executive with the exception of federal tax to be deducted at no less than 35%. The fair market value of the Employer’s common stock for purposes of this grant will be determined based on the closing price of the Employer’s common stock on December 31, 2008 or, if not a trading day, then the immediately preceding trading day. (For example, if the Executive’s gross annual base salary on December 31, 2008 is $100,000 and the closing price of the Employer’s stock on December 31, 2008 is $1 per share, then the Executive would receive 25,000 shares of the Employer’s stock, less any shares the Employer withholds to meet its minimum tax obligations.) This grant shall be made on December 31, 2008.

•	Provided that the Executive remain an active, full-time employee of the Employer from the date of this Agreement as amended through June 30, 2009, the Employer shall grant the Executive a bonus in the form of fully vested shares of the Employer’s common stock with a fair market value equal to 25% of the Executive’s gross annual base salary as of June 30, 2009. The Employer intends to meet its minimum tax withholding obligation by withholding from shares of the Employer’s common stock to be issued to the Executive with the exception of federal tax to be deducted at no less than 35%. The fair market value of the Employer’s common stock for purposes of this grant will be determined based on the closing price of the Employer’s common stock on June 30, 2009 of, if not a trading day, then the immediately preceding trading day. (For example, if the Executive’s gross annual base salary on June 30, 2009 is $100,000 and the closing price of the Employer’s stock on June 30, 2009 is $1 per share, then the Executive would receive 25,000 shares of the Employer’s stock, less any shares the Employer withholds to meet its minimum tax obligations.) This grant shall be made on June 30, 2009.

•	Provided that the Executive remain an active, full-time employee of the Employer from the date of this Agreement as amended through the date when the Employer has completed its goal of raising “New Funds,” the Employer shall pay the Executive a lump sum in cash equal to 25% of the Executive’s gross annual base salary as of that date, less applicable deductions and withholdings. For purposes of this Section 6(g), “New Funds” shall mean aggregate gross proceeds to the Employer of at least $25 million from one or more sales of debt, equity or equity-linked securities of the Employer or committed funds from a newly executed collaboration or licensing agreement on or after July 1, 2008. For the avoidance of doubt, the Executive will not earn this payment, or any portion thereof, unless the Executive is an active employee on the date on which the New Funds have been raised in entirety. This payment shall be made to the Executive no later than the Employer’s first payroll date following the date the Employer has determined that all of the New Funds have been raised and received by the Employer.

•	Provided that the Executive remain an active, full-time employee of the Employer from the date of this Agreement as amended through the date when the Employer receives written notification of approval for Vasovist from the United States Food and Drug Administration (the “Approval Date”), the Employer shall pay the Executive a lump sum in cash equal to 25% of the Executive’s gross annual base salary as of that date, less applicable deductions and withholdings. The Executive will not earn this payment, or any portion thereof, unless the Executive is an active employee when the Approval Date occurs. This payment shall be made no later than the Employer’s first payroll date following the Approval Date.

•	Notwithstanding the foregoing, in the event the Executive’s employment is terminated by the Employer as a result of a Change in Control and without Cause (as defined in Section 6(a) of this Agreement) or the Executive resigns from the Executive’s employment with Good Reason (as defined in Section 6(b) of this Agreement) following a Change in Control but prior to June 30, 2009 (the “Change in Control Separation Date”), the Employer shall provide the Executive with any and all of the Retention Bonus Payments set forth above that the Executive has not received as of the Change in Control Separation Date regardless of whether the applicable dates or milestones set forth above have been achieved (the “Change in Control Payments”). These Change in Control Payments shall be based on the Executive’s gross annual base salary and/or on the fair market value of the Employer’s common stock as of the Change in Control Separation Date (or, if the Change in Control Separation Date is not a trading day, then the distributions shall be based on the fair market value of the Employer’s common stock as of the most recent trading day prior to the Change in Control Separation Date). At its discretion, the Employer’s Board of Directors may decide that the Change in Control Payments shall be made entirely as a lump sum cash distribution. (For example, if as of the Change in Control Separation Date the Executive has not received either of the Retention Bonus Payments that are to be made in the form of shares of the Employer’s stock under the terms set forth above, the Employer’s Board of Directors may in its discretion decide that the Executive is entitled to a lump sum cash distribution of 50% of the Executive’s then gross annual base salary rather than a distribution of shares of the Employer’s stock with a fair market value equal to 50% of the Executive’s then gross annual base salary). These Change in Control Payments shall be made no later than the Employer’s first payroll date following the Change in Control Separation Date. For the avoidance of doubt, nothing in this Section 6(g) shall be construed to entitle the Executive to receive any one of the payments or grants that comprise the Retention Bonus Payments more than once.
The Employer shall undertake to make deductions, withholdings and tax reports with respect to the Retention Bonus Payments to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Retention Bonus Payments shall be in amounts net of any such deductions or withholdings. Except to the extent otherwise specified, nothing in this Section 6(g) shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with the Retention Bonus Payments or for any deduction or withholding from any payment or benefit.
To be eligible for the Retention Bonus Payments set forth above, the Executive must meet the following requirements (the “Retention Bonus Requirements”):
•	The Executive must remain an active, full-time employee of the Employer from the date of this Agreement as amended through the applicable date(s). Subject to the Executive’s right to receive the Change in Control Payments under the terms described above, if the Executive terminates the Executive’s employment with or without Good Reason, if the Employer terminates the Executive’s employment with or without Cause, or if the Executive’s employment terminates due to the Executive’s death or disability, the Executive’s rights to participate in the Retention Bonus Plan as set forth in this Section 6(g) shall be immediately terminated and the Executive will not be entitled to any of the Retention Bonus Payments that the Executive has not already received; and

•	The Executive is required to comply with the terms of this Agreement.
For purposes of the Change in Control Payments, a “Change in Control” means the occurrence of any of the following events:
•	Merger or consolidation of the Employer, other than a merger or consolidation which would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Employer or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation;

•	The stockholders of the Employer approve an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets; or

•	Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Employer representing 50% or more of the total voting power represented by the Employer’s then outstanding voting securities (excluding for this purpose the Employer or its Affiliates or any employee benefit plan of the Employer).”
     2. Except as so amended, the Original Agreement in all other respects is hereby confirmed.
          IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the date first written herein above.

EPIX PHARMACEUTICALS, INC.

By:	/s/ Elkan Gamzu

[Name and Title]

/s/ Chen Schor

Chen Schor

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